Exhibit 99.1

For Immediate Release:

FELCOR REPORTS 2004 RESULTS
■ ’04 is done and we made $1.01

     IRVING, Texas...February 9, 2005 - FelCor Lodging Trust Incorporated (NYSE: FCH), today reported operating results for the fourth quarter and year ended December 31, 2004. For the fourth quarter ended December 31, 2004, our RevPAR increased 3.9 percent, with ADR growth accounting for 74 percent of that increase, Adjusted EBITDA increased 11.7 percent, and Adjusted FFO per share totaled $0.08, consistent with the low end of our previous guidance. During the quarter, we incurred a net loss applicable to common shareholders of $0.35 per share, compared to a loss of $2.55 per share for the same period of 2003, and FFO per share was a loss of $0.10, compared to a loss of $2.06 for last year.

HIGHLIGHTS

Fourth Quarter 2004

•	Adjusted EBITDA grew from $47 million in 2003 to $53 million in 2004, and Same-Store EBITDA increased from $45 million in 2003 to $52 million in 2004, a 15.1% increase.

•	Adjusted FFO was $5 million for the quarter, a $9 million improvement from the loss of $4 million in the prior year period.

•	Net loss applicable to common shareholders was $21 million for the quarter, compared to a net loss of $150 million for the same period in 2003, and FFO was a loss of $6 million, compared to a loss of $128 million in the same period of 2003.

•	RevPAR for the quarter was $59.94, as compared to $57.70 in the same period of 2003, and ADR was $99.28 in the current quarter, compared to $96.45 last year.

•	Hotel operating profit increased to $50 million for the quarter, compared to $43 million in the prior year, an increase of 14.7%. Hotel operating profit margin during the quarter was 17.5%, an increase of 141 basis points over the 16.1% margin of the prior year.

•	We sold five hotels, resulting in gross proceeds of $86 million.

Full Year 2004

     For the full year 2004, our RevPAR increased 4.9 percent, with ADR improvement accounting for 35 percent of the increase, Adjusted EBITDA increased 7.1 percent, and Adjusted FFO per share totaled $1.01, consistent with the low end of our previous guidance. During the year, we incurred a net loss applicable to common shareholders of $2.29 per share, compared to a per share loss of $5.75 in 2003, and FFO per share was a loss of $0.49, as compared to a per share loss of $3.35 in 2003.

•	Adjusted EBITDA for the year was $259 million, compared to $242 million in 2003, and Same-Store EBITDA was $242 million in 2004, as compared to $227 million in 2003, a 6.5% improvement.

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FelCor Lodging Trust 2004 Operating Results
February 9, 2005

•	Adjusted FFO was $63 million, compared to $38 million in 2003.

•	Net loss applicable to common shareholders was $135 million, compared to a net loss of $337 million in 2003, and FFO was a loss of $31 million, compared to a loss of $207 million last year.

•	RevPAR was $64.91, as compared to $61.89 in 2003, and ADR was $99.07, as compared to $97.38 in 2003.

•	Hotel operating profit increased to $231 million, from $215 million in the prior year, an increase of 7.4%. Hotel operating margin improved to 19.5%, from 19.4% in the prior year.

•	A labor lockout in San Francisco adversely affected hotel operating profit by an estimated $2 million, and major renovations took room nights out of service and reduced hotel operating profit by an estimated additional $2 million.

•	The Margate condominium tower at Kingston Plantation in Myrtle Beach, S.C., was completed and sold, realizing a gain of approximately $12 million.

•	We spent approximately $102 million on capital improvements during 2004.

•	We sold 17 hotels, resulting in aggregate gross proceeds of $157 million and a net gain of $19 million, and terminated the lease on one hotel.

•	We issued $524 million in debt, and $160 million in preferred equity.

•	We prepaid $775 million of debt.

•	We incurred impairment charges of $38 million.

     “In 2004, we exceeded our expectations, with RevPAR, Adjusted EBITDA and Adjusted FFO exceeding the targets set forth at the beginning of the year. In accordance with our strategic plan, we completed $680 million in financings, redeemed early all $600 million of our 10 percent interest rate debt due 2008, and disposed of 18 non-strategic hotels,” said Thomas J. Corcoran, Jr., FelCor’s President and CEO.

     Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, Same-Store EBITDA, Funds From Operations (“FFO”), Adjusted FFO, hotel operating profit and hotel operating margin are all non-GAAP financial measures. See “Non-GAAP Financial Measures” beginning on page 9 for a reconciliation of each of these measures to our net loss and for information regarding the use, limitations and importance of these non-GAAP financial measures .

DISCUSSION

Fourth Quarter 2004

     RevPAR. This is our fourth consecutive quarter of revenue per available room (“RevPAR”) increases over the prior year period. During the quarter, occupancy grew by only 0.9 percent, while average daily rate (“ADR”) grew by 2.9 percent. Average daily rate has been the principal component of RevPAR growth beginning with the third quarter of 2004. We anticipate that the majority of near-term RevPAR growth will come from increases in ADR, which should help to improve hotel operating profit margins in future periods.

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FelCor Lodging Trust 2004 Operating Results
February 9, 2005

     Hotel Operating Profit and Margins. Hotel operating profit for our hotels included in continuing operations increased 14.7 percent over the same period last year, primarily as a result of the increase in RevPAR. As a percentage of revenues, both energy expenses and administrative and general expenses increased over the prior year. The 141 basis point improvement in hotel operating margin over last year was achieved largely as the result of reductions in property taxes and insurance expense. We are placing increased focus on working with our management companies to improve operating margins at our hotels above those anticipated in 2005.

     Net Loss and EBITDA. Our net loss applicable to common shareholders and EBITDA for the fourth quarter of 2004 included the following items, aggregating to a gain of $6 million, or $0.11 per share:

•	$5 million ($0.08 per share) of impairment charges related to four non-strategic hotels, which had previously been written down to our then estimated fair value;

•	$6 million ($0.09 per share) of costs associated with the early retirement of $96 million of Senior Notes; and

•	$17 million ($0.29 per share) net gain on the sale of non-strategic hotels.

     Included in the prior year fourth quarter net loss and EBITDA was a net asset impairment charge of $123 million, or $1.99 per share.

     FFO. Our fourth quarter 2004 FFO included the following items, aggregating to $11 million, or $0.18 per share:

•	$5 million ($0.08 per share) of asset impairment charges; and

•	$6 million ($0.09 per share) of costs associated with the early retirement of debt.

     Included in prior year fourth quarter FFO was a net asset impairment charge of $123 million, or $1.99 per share.

     Other Events Affecting Operations. During the third quarter, our Holiday Inn® hotel in Cocoa Beach, Fla., suffered major hurricane damage and was reopened in January 2005. We recorded approximately $2 million in anticipated business interruption insurance proceeds during the quarter, which are expected to cover the loss of income during the period the hotel was closed.

     A labor dispute in San Francisco, which resulted in a lockout at two of our hotels, adversely affected fourth quarter RevPAR by 0.7 percent and hotel operating profits by $2 million. The lockout ended in November and contract negotiations are ongoing.

     We spent $39 million in capital improvements during the fourth quarter. Major renovations took room nights out of service during the fourth quarter resulting in an estimated reduction of hotel operating profit of approximately $1 million.

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FelCor Lodging Trust 2004 Operating Results
February 9, 2005

Full Year 2004

     RevPAR. The 4.9 percent increase in RevPAR resulted from a 1.7 percent increase in ADR and a 3.1 percent increase in occupancy during the year. This is the first annual RevPAR increase that we have experienced since 2000.

     Hotel Operating Profit and Margins. Hotel operating profit for our hotels included in continuing operations increased 7.4 percent, primarily as a result of the increase in RevPAR. The hotel operating margins were 19.5 percent, a six basis point increase compared to 2003. The increase in hotel operating margins is attributed to decreases in property taxes and insurance expense, which were largely offset by increases in labor related costs.

     Net Loss and EBITDA . Our net loss applicable to common shareholders and EBITDA for the full year 2004 included the following items, aggregating to a loss of $74 million, or $1.17 per share:

•	$38 million ($0.62 per share) of asset impairment charges related to non-strategic hotels;

•	$50 million ($0.80 per share) of costs associated with the early retirement of $775 million of Senior Notes;

•	$5 million ($0.08 per share) of lease termination cost; and

•	$19 million ($0.33 per share) gain on sale of non-strategic hotels.

     Included in the prior year net loss and EBITDA was a net asset impairment charge of $244 million, or $3.94 per share.

     FFO. Our full year 2004 FFO included the following items, aggregating to a loss of $93 million, or $1.50 per share:

•	$38 million ($0.62 per share) of asset impairment charges;

•	$50 million ($0.80 per share) of costs associated with the early retirement of debt; and

•	$5 million ($0.08 per share) of lease termination expense.

     Included in prior year FFO was a net asset impairment charge of $244 million ($3.94 per share) and $2 million ($0.03 per share) of costs associated with the early retirement of debt.

     Other Events Affecting Operations. Included in operating results for the year are $2 million ($0.03 per share) of hurricane losses sustained in the third quarter at 13 of our hotels and a gain of $12 million from the development and sale of the 251-unit Margate condominium tower at the Kingston Plantation in Myrtle Beach, S.C.

     A labor lockout in San Francisco adversely affected our RevPAR by 0.2 percent and resulted in a decrease in hotel operating profit by an estimated $2 million.

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FelCor Lodging Trust 2004 Operating Results
February 9, 2005

January 2005 RevPAR

     Our January total portfolio RevPAR increased 7.2 percent, with ADR increasing 4.9 percent and occupancy increasing 2.2 percent, compared to January 2004. The month of January is our 14th consecutive month of RevPAR increases. Our ADR has increased for three consecutive quarters, with each quarter becoming a more meaningful share of the RevPAR growth.

     “We anticipate continued positive RevPAR growth. With ADR becoming a larger percentage of the RevPAR improvement, we are focused on improving margins in 2005 over our current guidance,” said Richard A. Smith, FelCor’s Executive Vice President and Chief Financial Officer.

Capital Structure

     At December 31, 2004, we had $1.77 billion of debt outstanding, with a weighted average life of five years, a weighted average cost of 7.4 percent, and approximately $119 million in cash and cash equivalents. At December 31, 2003, we had $2.04 billion of debt outstanding with a weighted average cost of 7.8 percent. We have no significant remaining debt maturities (other than those that may be extended at our option, subject to the satisfaction of certain contingencies) until 2007, at which time $125 million of our Senior Notes mature.

2004 Transactions

•	We sold 17 non-strategic hotels for gross proceeds of approximately $157 million and terminated the lease on one hotel at a cost of $5 million;

•	We acquired the 132-room Holiday Inn hotel in Santa Monica, Calif., for $27 million;

•	We completed the development and sale of the 251-unit Margate condominium tower at the Kingston Plantation in Myrtle Beach, S.C., at a gain of $12 million;

•	We retired $600 million of Senior Notes paying 10% interest that were scheduled to mature in 2008;

•	We retired early $175 million of Senior Notes due in October 2004;

•	We issued $290 million of floating rate Senior Notes due 2011;

•	We issued $234 million in mortgage debt;

•	We issued $160 million of convertible preferred stock; and

•	We spent approximately $102 million in our ongoing capital plan.

     We currently have 18 remaining hotels identified for sale, with expected gross proceeds of approximately $155 million, substantially all of which are expected to be sold over the next 18 months.

2005 GUIDANCE

     “We are encouraged by the ADR and RevPAR trends in our portfolio, and our 2005 guidance reflects continued improvement. While RevPAR will be somewhat impacted by our capital expenditures to a number of our largest hotels during 2005, we are pleased with the expected Same-Store EBITDA growth rate of 1.8 times the RevPAR growth,” said Mr. Smith. “We are encouraged by the anticipated 17 percent EBITDA gain in 2005 from our hotels that completed renovations last year. Notwithstanding the impact of renovations in 2005, our non-sale hotel portfolio is forecasted to grow RevPAR in excess of six percent over prior year. Further, the improvements in operating performance will lead to the establishment of a new dividend policy this year,” he added.

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FelCor Lodging Trust 2004 Operating Results
February 9, 2005

     We are currently under contract to sell our Embassy Suites Hotel® in downtown St. Louis, Mo., for $38 million, which is expected to close in March 2005. We expect to realize a gain of approximately $6 million in the first quarter from the sale of this hotel. This hotel had $2.8 million of EBITDA in 2004, of which only $0.1 million is included in our 2005 guidance, and its sale will affect future Same-Store EBITDA comparisons. No other assets sales or capital transactions are assumed in the preparation of our guidance.

     We currently anticipate that for the First Quarter 2005:

•	Hotel portfolio RevPAR will increase approximately 4.0% to 5.0%, with 75% of the increase coming from ADR improvements;

•	EBITDA will be between $59 to $61 million;

•	Hotel operating margins will be approximately 18.9% to 19.3%, or an increase of 10 to 50 basis points over first quarter 2004;

•	Total interest expense will be $36 million;

•	FFO per share will be within the range of $0.19 to $0.22; and

•	Net loss will be between $11 and $13 million or a loss per share of $0.19 to $0.22.

     We anticipate that for the Full Year 2005:

•	Hotel portfolio RevPAR will increase approximately 5.0% to 6.0%, with 75% of the increase coming from ADR improvements;

•	EBITDA will be between $259 and $265 million, an increase of 8% to 11% on a same-store basis;

•	Hotel operating margins will be between 19.9% to 20.2%, an increase of 40 to 70 basis points;

•	Total interest expense will be $146 million;

•	FFO per share will be within the range of $1.11 to $1.21;

•	Ending cash balance will be approximately $112 million; and

•	Net loss will be between $29 and $35 million or a loss per share of $0.49 to $0.59.

     Our anticipated capital expenditures in 2005 will be approximately $100 million, with approximately 42 percent in routine capital replacement, 16 percent for new bedding and technology standards, and 42 percent for major upgrades. We expect to undertake major upgrade projects at 38 hotels during 2005.

     “We are allocating our 2005 capital to upgrade those hotels that will drive the most revenue and profit. As we execute our 2005 capital improvement plan, we expect to see a high return on that investment through accelerated RevPAR growth in 2006,” added Mr. Corcoran.

     We have published our Supplemental Information for the Three Months and Year Ended December 31, 2004, which provides additional corporate data, financial highlights and portfolio statistical data. Investors are encouraged to access the Supplemental Information on our Web site at www.felcor.com, on the Investor Relations page in the “Financial Reports” section. The Supplemental Information also will be furnished upon request. Requests may be made by e-mail to information@felcor.com or by writing to the Vice President of Investor Relations, FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas, 75062.

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FelCor Lodging Trust 2004 Operating Results
February 9, 2005

     FelCor is the nation’s second largest public hotel real estate investment trust and the largest owner of full service, all-suite hotels. FelCor’s consolidated portfolio is comprised of 143 hotels, located in 31 states and Canada. FelCor owns 69 upscale, all-suite hotels, and is the owner of the largest number of Embassy Suites Hotels and Doubletree Guest Suites® hotels in the U.S. FelCor’s portfolio also includes 65 hotels in the upscale and full service segments. FelCor has a current market capitalization of approximately $3.2 billion. Additional information can be found on our Web site at www.felcor.com.

     We invite you to listen to our Year End 2004 conference call on Thursday, February 10, 2005, at 9:00 a.m. (Central Standard Time). The conference call will be webcast simultaneously via our Web site at www.felcor.com. Interested investors and other parties who wish to access the call should go to our Web site and click on the conference call microphone icon on either the Investor Relations or FelCor News pages. In addition, a phone replay will be available from Thursday, February 10, 2005, at 12:00 p.m. (Central Standard Time), through Friday, March 4, 2005, at 7:00 p.m. (Central Standard Time), by dialing 866-475-2020 (access code is 1443). A recording of the call also will be archived and available at www.felcor.com.

     With the exception of historical information, the matters discussed in this news release include “forward looking statements” within the meaning of the federal securities laws. Forward looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. General economic conditions, including the anticipated continuation of the current economic recovery, the impact of U.S. military involvement in the Middle East and elsewhere, future acts of terrorism, the impact on the travel industry of increased security precautions, the availability of capital, the ability to effect sales of non-strategic hotels at anticipated prices, and numerous other factors may affect future results, performance and achievements. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Contact:
Thomas J. Corcoran, Jr., President and CEO	(972) 444-4901	tcorcoran@felcor.com

Richard A. Smith, Executive Vice President and CFO	(972) 444-4932	rsmith@felcor.com

Monica L. Hildebrand, Vice President of Communications	(972) 444-4917	mhildebrand@felcor.com

Stephen A. Schafer, Vice President of Investor Relations	(972) 444-4912	sschafer@felcor.com

FelCor Lodging Trust 2004 Operating Results
February 9, 2005

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues:
Hotel operating revenue:
Room	$220,964	$209,291	$945,938	$883,834
Food and beverage	48,888	46,535	180,398	167,883
Other operating departments	14,638	13,949	62,527	59,011
Retail space rental and other revenue	131	184	2,721	1,022

Total revenues	284,621	269,959	1,191,584	1,111,750

Expenses:
Hotel departmental expenses:
Room	62,537	59,454	257,016	234,242
Food and beverage	37,624	36,675	143,079	133,412
Other operating departments	7,842	6,608	31,887	27,024
Other property related costs	87,638	82,463	349,274	324,202
Management and franchise fees	14,090	14,224	61,579	58,711
Taxes, insurance and lease expense	24,898	26,870	114,648	117,662
Corporate expenses	5,525	3,807	17,094	14,266
Depreciation	30,410	28,959	118,855	123,968

Total operating expenses	270,564	259,060	1,093,432	1,033,487

Operating income	14,057	10,899	98,152	78,263
Interest expense, net	(33,413)	(42,025)	(149,623)	(165,175)
Impairment loss	(5,262)	(54,205)	(33,760)	(107,409)
Hurricane loss	—	—	(2,125)	—
Charge-off of deferred financing costs	(866)	—	(6,960)	(2,834)
Loss on early extinguishment of debt	(4,983)	—	(44,216)	—
Gain on swap termination	—	—	1,005	—

Loss before equity in income from unconsolidated entities, minority interests and gain on sale of assets	(30,467)	(85,331)	(137,527)	(197,155)
Equity in income from unconsolidated entities	1,429	118	17,121	2,370
Gain on sale of assets	73	178	1,167	284
Minority interests	2,098	6,769	7,928	13,912

Loss from continuing operations	(26,867)	(78,266)	(111,311)	(180,589)
Discontinued operations	16,097	(64,667)	11,184	(129,555)

Net loss	(10,770)	(142,933)	(100,127)	(310,144)
Preferred dividends	(10,091)	(6,727)	(35,130)	(26,908)

Net loss applicable to common stockholders	$(20,861)	$(149,660)	$(135,257)	$(337,052)

Basic and diluted per common share data:
Net loss from continuing operations	$(0.62)	$(1.45)	$(2.48)	$(3.54)

Net loss	$(0.35)	$(2.55)	$(2.29)	$(5.75)

Weighted average common shares outstanding	59,192	58,801	59,045	58,657

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FelCor Lodging Trust 2004 Operating Results
February 9, 2005

Discontinued Operations
(in thousands)

     Included in discontinued operations are the results of operations of the 18 hotels disposed of in 2004, one hotel designated as held for sale at December 31, 2004, and 16 hotels sold in 2003. Condensed financial information for the hotels included in discontinued operations is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Hotel operating revenue	$5,677	$26,617	$69,298	$146,317
Hotel operating expenses	6,135	27,096	67,566	147,798

Operating income (loss)	(458)	(479)	1,732	(1,481)
Direct interest costs, net	—	—	12	(636)
Gain on the early extinguishment of debt	—	—	—	1,611
Impairment loss	—	(70,778)	(4,529)	(138,100)
Lease termination expense from asset disposition	—	—	(4,900)	—
Gain on sale of assets	17,306	3,258	19,422	2,376
Minority interest in FelCor LP	(751)	3,332	(553)	6,675

Gain (loss) from discontinued operations	16,097	(64,667)	11,184	(129,555)
Depreciation	—	2,153	3,797	16,258
Minority interest	751	(3,332)	553	(6,675)
Interest expense	—	—	—	665

EBITDA from discontinued operations	16,848	(65,846)	15,534	(119,307)
Gain on sale of assets	(17,306)	(3,258)	(19,422)	(2,376)
Impairment loss	—	70,778	4,529	138,100
Loss on early extinguishment of debt	—	—		(1,611)
Lease termination expense from asset disposition	—	—	4,900	—

Adjusted EBITDA from discontinued operations	$(458)	$1,674	$5,541	$14,806

Selected Balance Sheet Data
(in thousands)

	December 31,
	2004	2003
Investment in hotels	$3,909,021	$3,989,964
Accumulated depreciation	(948,631)	(886,168)

Investment in hotels, net of accumulated depreciation	$2,960,390	$3,103,796

Total cash and cash equivalents	$119,310	$231,885

Total assets	$3,317,658	$3,590,893

Total debt	$1,767,122	$2,037,355

Total stockholders’ equity	$1,330,323	$1,296,272

Non-GAAP Financial Measures

     We refer in this press release to certain “non-GAAP financial measures.” These measures, including FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, hotel operating profit and hotel operating margin, are measures of our financial performance that are not calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The following tables set forth the adjustments made and reconcile each of these non-GAAP measures to the most comparable GAAP financial measure. Immediately following the reconciliations, we include a discussion of why we believe these measures are useful supplemental measures of our performance and of the limitations upon such measures.

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FelCor Lodging Trust 2004 Operating Results
February 9, 2005

Reconciliation of Net Loss to FFO and Adjusted FFO
(in thousands, except per share data)

	Three Months Ended December 31,
	2004			2003
			Per Share			Per Share
	Dollars	Shares	Amount	Dollars	Shares	Amount
Net loss	$(10,770)			$(142,933)
Preferred dividends	(10,091)			(6,727)

Net loss applicable to common stockholders	(20,861)	59,192	$(0.35)	(149,660)	58,801	$(2.55)
Depreciation from continuing operations	30,410	—	0.51	28,959	—	0.49
Depreciation from unconsolidated entities and discontinued operations.	2,659	—	0.04	4,231	—	0.07
Gain on sale of assets	(17,306)	—	(0.29)	(3,444)	—	(0.06)
Minority interest in FelCor LP	(974)	2,789	(0.01)	(7,712)	3,050	(0.01)

FFO	(6,072)	61,981	(0.10)	(127,626)	61,851	(2.06)
Charge-off of deferred debt costs	866	—	0.01	—	—	—
Loss on early extinguishment of Debt	4,983	—	0.08	—	—	—
Impairment	5,262	—	0.08	124,983	—	2.02
Minority interest share of impairment	—	—	—	(1,770)	—	(0.03)
Dilutive effect of unvested stock grants	—	438	0.01	—	—	—

Adjusted FFO	$5,039	62,419	$0.08	$(4,413)	61,851	$(0.07)

	Year Ended December 31,
	2004			2003
			Per Share			Per Share
	Dollars	Shares	Amount	Dollars	Shares	Amount
Net loss	$(100,127)			$(310,144)
Preferred dividends	(35,130)			(26,908)

Net loss applicable to common stockholders	(135,257)	59,045	$(2.29)	(337,052)	58,657	$(5.75)
Depreciation from continuing operations	118,855	—	2.01	123,968	—	2.11
Depreciation from unconsolidated entities and discontinued operations.	11,897	—	0.20	26,067	—	0.44
Gain on sale of assets	(19,422)	—	(0.33)	(2,668)	—	(0.05)
Minority interest in FelCor LP	(6,681)	2,939	(0.08)	(17,777)	3,188	(0.10)

FFO	(30,608)	61,984	(0.49)	(207,462)	61,845	(3.35)
Charge-off of deferred debt costs	6,960	—	0.11	2,834	—	0.04
Loss (gain) on early extinguishment of debt	44,216	—	0.71	(1,611)	—	(0.03)
Gain on swap termination	(1,005)	—	(0.02)	—	—	—
Lease termination expense from asset disposition	4,900	—	0.08	—	—	—
Impairment	38,289	—	0.62	245,509	—	3.97
Minority interest share of impairment	—	—	—	(1,770)	—	(0.03)
Dilutive effect of unvested stock grants	—	359	—	—	303	—

Adjusted FFO	$62,752	62,343	$1.01	$37,500	62,148	$0.60

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FelCor Lodging Trust 2004 Operating Results
February 9, 2005

Reconciliation of Net Loss to EBITDA, Adjusted EBITDA and Same-Store EBITDA
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net loss	$(10,770)	$(142,933)	$(100,127)	$(310,144)
Depreciation from continuing operations	30,410	28,959	118,855	123,968
Depreciation from unconsolidated entities and discontinued operations	2,659	4,231	11,897	26,067
Minority interest in FelCor Lodging LP	(974)	(7,712)	(6,681)	(17,777)
Interest expense	34,322	42,871	152,394	167,431
Interest expense from unconsolidated entities and discontinued operations	1,773	1,294	5,667	7,713
Amortization expense	1,330	565	2,945	2,210

EBITDA	58,750	(72,725)	184,950	(532)
Charge-off of deferred debt costs	866	—	6,960	2,834
Loss (gain) on early extinguishment of debt	4,983	—	44,216	(1,611)
Gain on swap termination	—	—	(1,005)	—
Lease termination expense from asset disposition	—	—	4,900	—
Gain on sale of assets	(17,306)	(3,444)	(19,422)	(2,668)
Impairment	5,262	124,983	38,289	245,509
Minority interest share of impairment loss	—	(1,770)	—	(1,770)

Adjusted EBITDA	52,555	47,044	258,888	241,762
Adjusted EBITDA from discontinued operations	458	(1,674)	(5,541)	(14,806)
Gain on development and sale of Margate Condominiums	(808)	—	(11,664)	—

Same-Store EBITDA	$52,205	$45,370	$241,683	$226,956

Reconciliation of Estimated Net Loss to Estimated FFO and EBITDA
(in millions, except per share and unit data)

	First Quarter 2005 Guidance				Full Year 2005 Guidance
	Low Guidance		High Guidance		Low Guidance		High Guidance
		Per Share		Per Share		Per Share		Per Share
	Dollars	Amount(a)	Dollars	Amount(a)	Dollars	Amount (a)	Dollars	Amount (a)
Net loss	$(13)	$(0.22)	$(11)	$(0.19)	$(35)	$(0.59)	$(29)	$(0.49)
Depreciation	36		36		147		147
Preferred Dividends	(10)		(10)		(40)		(40)
Minority interest in FelCor LP	(1)		(1)		(2)		(2)

FFO	$12	$0.19	$14	$0.22	$70	$1.11	$76	$1.21

Net loss	$(13)		$(11)		$(35)		$(29)
Depreciation	36		36		147		147
Minority interest in FelCor LP	(1)		(1)		(2)		(2)
Interest expense	34		34		139		139
Interest expense from unconsolidated entities	2		2		7		7
Amortization expense	1		1		3		3

EBITDA	$59		$61		$259		$265

(a)	Weighted average shares are 59.4 million. Adding minority interest and unvested restricted stock of 3.4 million shares to weighted average shares, provides the weighted average shares and units of 62.8 million used to compute FFO per share.

FelCor Lodging Trust 2004 Operating Results
February 9, 2005

Hotel Operating Profit
(dollars in thousands)

	Three Months		Year Ended
	Ended December 31,		December 31,
	2004	2003	2004	2003
Total revenue	$284,621	$269,959	$1,191,584	$1,111,750
Retail space rental and other revenue	(131)	(184)	(2,721)	(1,022)

Hotel revenue	284,490	269,775	1,188,863	1,110,728
Hotel operating expenses	(234,629)	(226,294)	(957,483)	(895,253)

Hotel operating profit	$49,861	$43,481	$231,380	$215,475

Hotel operating margin	17.5%	16.1%	19.5%	19.4%

Hotel Operating Expense Composition (dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Hotel departmental expenses:
Room	$62,537	$59,454	$257,016	$234,242
Food and beverage	37,624	36,675	143,079	133,412
Other operating departments	7,842	6,608	31,887	27,024
Other property related costs:
Administrative and general	29,860	26,948	115,422	106,466
Marketing and advertising	25,042	24,506	102,897	96,400
Repairs and maintenance	17,111	16,953	67,827	63,696
Energy	15,625	14,056	63,128	57,640
Taxes, insurance and lease expense	24,898	26,870	114,648	117,662

Total other property related costs	220,539	212,070	895,904	836,542
Management and franchise fees	14,090	14,224	61,579	58,711

Hotel operating expenses	$234,629	$226,294	$957,483	$895,253

Total operating expenses	$270,564	$259,060	$1,093,432	$1,033,487
Corporate expenses	(5,525)	(3,807)	(17,094)	(14,266)
Depreciation	(30,410)	(28,959)	(118,855)	(123,968)

Hotel operating expenses	$234,629	$226,294	$957,483	$895,253

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FelCor Lodging Trust 2004 Operating Results
February 9, 2005

     Substantially all of our non-current assets consist of real estate. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminish predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider supplemental measures of performance, which are not measures of operating performance under GAAP, to be helpful in evaluating a real estate company’s operations. These supplemental measures, including FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, hotel operating profit and hotel operating margin, are not measures of operating performance under GAAP. However, we consider these non-GAAP measures to be supplemental measures of a REIT’s performance and should be considered along with, but not as an alternative to, net income as a measure of our operating performance.

FFO and EBITDA

     The White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT,”) defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with standards established by NAREIT. This may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

     EBITDA is a commonly used measure of performance in many industries. We define EBITDA as net income or loss (computed in accordance with GAAP) plus interest expenses, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDA on the same basis.

Adjustments to FFO and EBITDA

     We adjust FFO and EBITDA when evaluating our performance because management believes that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted FFO, Adjusted EBITDA and Same-Store EBITDA, when combined with GAAP net income, EBITDA and FFO, is beneficial to an investor’s better understanding of our operating performance.

•	Gains and losses related to early extinguishment of debt and interest rate swaps – We exclude gains and losses related to early extinguishment of debt and interest rate swaps from FFO and EBITDA because we believe that it is not indicative of ongoing operating performance of our hotel assets. This also represents an acceleration of interest expense or a reduction of interest expense, and interest expense is excluded from EBITDA.

•	Impairment losses – We exclude the effect of impairment losses in computing Adjusted FFO and Adjusted EBITDA because we believe that including these is not consistent with reflecting the ongoing performance of our remaining assets. Additionally, we believe that impairment charges represent accelerated depreciation, and depreciation is excluded from FFO by the NAREIT definition and from EBITDA.

•	Cumulative effect of a change in accounting principle – Infrequently, the Financial Accounting Standards Board promulgates new accounting standards that require the consolidated statements of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments in computing Adjusted FFO and Adjusted EBITDA because they do not reflect our actual performance for that period.

     In addition, to derive Adjusted EBITDA, we adjust EBITDA for gains or losses on the disposition of assets because we believe that including them in EBITDA is not consistent with reflecting ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

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FelCor Lodging Trust 2004 Operating Results
February 9, 2005

     To derive Same-Store EBITDA, we make the same adjustments to EBITDA as for Adjusted EBITDA and, additionally, exclude EBITDA from discontinued operations and gains and losses on the disposition of non-hotel related assets.

Hotel Operating Profit and Operating Margin

     Hotel operating profit and operating margin are commonly used measures of performance in the industry and give investors a more complete understanding of the operating results over which our individual hotels and operating managers have direct control. We believe that hotel operating profit and operating margin is useful to investors by providing greater transparency with respect to two significant measures used by us in our financial and operational decision-making. Additionally, using these measures facilitate comparisons with other hotel REITs and hotel owners. We present hotel operating profit and hotel operating margin by eliminating corporate-level expenses, depreciation and expenses related to our capital structure. We eliminate-corporate-level costs and expenses because we believe property-level results provide investors with supplemental information into the ongoing operation performance of our hotels and the effectiveness of management in running our business on a property-level basis. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assumes that the value of real estate assets diminishes predictably over time.

     Use and Limitations of Non-GAAP Measures

     Our management and Board of Directors use FFO, Adjusted FFO, EBITDA and Adjusted EBITDA to evaluate the performance of our hotels and to facilitate comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital intensive companies. Same-Store EBITDA is used to provide investors with supplemental information as to the ongoing operating performance of our hotels without regard to those hotels sold or held for sale at the date of presentation.

     The use of these non-GAAP financial measures have certain limitations. FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, hotel operating profit and hotel operating margin, as presented by us, may not be comparable to FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, hotel operating profit and hotel operating margin as calculated by other real estate companies. These measures do not reflect certain expenses that we incurred and will incur, such as depreciation, interest and capital expenditures. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our reconciliations to the GAAP financial measures, and our consolidated statements of operations and cash flows, include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures.

     These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. Neither should FFO, FFO per share, Adjusted FFO, Adjusted FFO per share, EBITDA, Adjusted EBITDA or Same-Store EBITDA be considered as measures of our liquidity or indicative of funds available for our cash needs, including our ability to make cash distributions. FFO per share does not measure, and should not be used as a measure of, amounts that accrue directly to the benefit of stockholders. FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, hotel operating profit and hotel operating margin reflect additional ways of viewing our operations that we believe when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

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